SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 2

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2002

DICUT, INC.

(Exact name of registrant as specified in its charter)
Delaware	0-30161	52-2204952
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2150 Northwest Parkway, N.E., Suite H, Marietta, Georgia 30067

(Address of principal executive offices) (Zip Code)

(770) 952-2654

(Registrant's telephone number, including area code)

Item 1. Changes in Control of Registrant.

Not Applicable.

Item 2. Acquisition Or Disposition Of Assets

On February 21, 2002, the Company signed a Purchase Agreement to acquire 100% of the shares of DataAssure Systems, Inc. in exchange for the issuance of shares of the Company's common stock with a value equal to $300,000, based on the average closing price of the common stock for the seven days prior to the closing date. In addition, the Company agreed to repay shareholder loans of $85,000, and pay certain other liabilities of DataAssure specified in the Purchase Agreement. Closing was contingent upon the Company completing a due diligence review of DataAssure, among other conditions. At the execution of the Purchase Agreement, the Company entered into an employment agreement to employ Jeff Brathall, the principle of DataAssure, as a Director of Sales. On July 26, 2002, the Company terminated the Purchase Agreement after it decided not to complete the purchase of DataAssure on the terms set forth in the Purchase Agreement. The Company still employs Mr. Brathall. The Company believes that it may purchase DataAssure at a future date, but the terms under which the acquisition would occur have not be determined at this time.

On April 5, 2002, the Company and Expidant, Inc. entered into a Management and Option to Purchase Agreement. Under the Agreement, the Company was retained as general manager of Expidant for a period of 51 months with the option to purchase the assets of Expidant at any time during this period. Under the option, most of the purchase price consisted of the repayment of a bank loan of approximately $850,000. The Company did not plan to exercise the option until the Company was satisfied that it could obtain audited financial statements for Expidant for the periods required by Item 310(c) of Regulation S-B. On July 31, 2002, the Company terminated its agreement with Expidant after it concluded that it would not be able to obtain audited financial statements of Expidant without undue expense. Because the Company could not obtain audited financial statements of Expidant, it also concluded that it would not be able to raise the capital to pay the purchase price. The Company is still in discussions with Expidant, and there is a possibility that the Company may enter into a business combination with Expidant in the future.

Item 3. Bankruptcy or Receivership.

Not applicable.

Item 4. Changes in Registrant's Certifying Accountant.

Not applicable.

Item 5. Other Events.

Not applicable.

Item 6. Resignations Of Directors And Executive Officers.

Not applicable.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

Not applicable.

(a) Financial Statements of Businesses Acquired: Not applicable.

(b) Pro Forma Financial Information: Not applicable.

(c) Exhibits: Not applicable.

Item 8. Change in Fiscal Year.

Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
DICUT, INC.
Date: August 9, 2002	By: /s/ Raj Kalra
Raj Kalra
Its: Chairman and Chief Executive Officer